EXHIBIT 4.1

LOCK-UP AGREEMENT

WJ Communications, Inc.

401 River Oaks Parkway

San Jose, CA 95134

Re:          Agreement and Plan of Merger dated as of January 19, 2005 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), between WJ Communications, Inc. (the “Company”), WJ Newco, LLC (“WJ LLC”), Telenexus, Inc. (“Telenexus”) and Wilfred K. Lau, Richard J. Swanson, Kurt Christensen and David Fried (“Shareholders” and together with the Company, WJ LLC and Telenexus, the “Parties”)

Ladies and Gentlemen:

1.             In order to induce the Company to consummate the transactions provided for in the Agreement, each of the undersigned agrees that it will not, without the Company’s prior written consent, directly or indirectly, offer, offer to sell, sell, loan, pledge, grant any rights, contract to sell or grant any option to purchase or otherwise dispose or transfer (collectively, “Dispose,” or a “Disposition”) any shares of Company common stock (“Common Stock”) issued or distributed to the undersigned pursuant to the Agreement except as set forth on Schedule A with respect to the issuance of Common Stock to the Shareholders at Closing or deposited into escrow as part of the Escrow Amount, as defined in the Agreement (the “Closing Consideration Shares”), and Schedule B with respect to the issuance of Common Stock to the Shareholders as part of the Earnout Payment, as defined in the Agreement (the “Earnout Payment Shares”).  The Closing Consideration Shares and Earnout Payment Shares are hereinafter collectively referred to as the “Shares.”

2.             The foregoing restrictions are also expressly intended to preclude the undersigned from engaging in any hedging or other transaction which is designed to or is reasonably expected to lead to or result in a Disposition of Shares during the lock-up periods reflected on the Schedules attached hereto even if such securities would be Disposed of by someone other than the undersigned.  Such prohibited hedging or other transactions include without limitation any short sale (whether or not against the box) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any securities that include, relate to or derive any significant part of their value from the Shares.

3.             Each of the undersigned hereby agrees and consents to the entry of stock transfer instructions with the Company’s transfer agent against the transfer of the Shares except those transferred in compliance with this agreement and the placement of the following legends on the Shares:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE ACT AND APPLICABLE SECURITIES LAWS.

TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY A LOCKUP AGREEMENT.”

4.             Each of the undersigned confirms that they understand that the Parties will rely upon the representations set forth in this agreement in proceeding with the consummation of the transactions provided for in the Agreement.  This agreement shall be binding on each of the undersigned and their respective successors, heirs, personal representatives and assigns.

5.             The Parties hereto acknowledge and agree that nothing contained herein shall be construed (a) to preclude or restrict the Disposition of any shares of Company Common Stock acquired by the undersigned outside of the transactions contemplated by the Agreement or (b) to preclude or restrict the undersigned from making a Qualifying Disposition (as defined in the Agreement), as long as the transferor has received the written agreement of the proposed transferee (satisfactory in form and substance to the Company) that such transferee will be bound by, and the shares of Company Common Stock proposed to be transferred will be subject to, the transfer restrictions of this Lock-Up Agreement.

6.             Notwithstanding any other provision contained herein, the Parties agree that upon a Change in Control (as hereinafter defined), each of the restrictions, limitations and covenants against Disposition contained in this Lock-Up Agreement shall lapse and be without further force or effect with respect to any of the undersigned provided, if (but only if) the undersigned is also an employee of the Company, that the undersigned is terminated without Cause or terminates with Good Reason (each as defined in the respective employment agreement of the undersigned) within three (3) months following such Change in Control; provided, further, if the members of senior management of the Company are requested by the acquirors in a Change in Control to execute a lock-up agreement as part of the transactions leading up to the Change in Control and such members of senior management actually do execute such a lock-up agreement, then the undersigned agree to similarly execute that form of lock-up agreement whereupon this Lock-Up Agreement shall terminate.  As used herein, “Change in Control” shall mean the happening of any of the following events:

(i)            Any “Person” or “Group” (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder), other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company, becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, or of any entity resulting from a merger or consolidation involving the Company, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company or such entity.

(ii)           The consummation of (x) a merger, consolidation or reorganization to which the Company is a party, whether or not the Company is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of related transactions, to any Person other than the Company, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (ii) (singly or collectively, a “Transaction”) does not otherwise result in a “Change in Control” pursuant to subparagraph (i) of this definition of “Change in Control”; provided, however, that no such Transaction shall constitute a “Change in Control” under this subparagraph (ii) if the Persons who were the stockholders of the Company immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (ii) or the Person to whom the assets of the Company are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (ii), in substantially the same proportions in which such Beneficial Owners held voting stock in the Company immediately before such Transaction.

Very truly yours,

Date: January 28, 2005

Wilfred K. Lau

Richard J. Swanson

Kurt Christensen

David Fried

SIGNATURE PAGE TO LOCK-UP AGREEMENT

Schedule A

Closing Consideration Shares

The Company will issue to the Shareholders 2,333,333 Closing Consideration Shares on the Closing Date.  Notwithstanding that the Shareholders would otherwise be eligible to Dispose of the Closing Consideration Shares under Rule 144 after the first anniversary of the Closing Date, no individual Shareholder shall Dispose of more than that number of Closing Consideration Shares specified in the table below for Q5 through Q10 in any 90-day period after the first anniversary of the Closing Date, provided, however, that (a) at any time after the first anniversary of the Closing Date if the Company’s senior management staff is permitted to register (other than pursuant to a Form S-8 or any successor form for employee benefit plans) shares of the Company’s Common Stock for resale in a public offering filed by the Company, the Shareholders shall be able to include a proportionate number of the Closing Consideration Shares in that offering based on the total number of shares the senior management staff is allowed to register at that time, provided, further that if the Shareholders are unable to or choose not to register all of their Closing Consideration Shares at that time, then the restrictions in this agreement shall continue until they expire or no longer apply on their terms; and (b) these restrictions shall expire 18 months from the first anniversary of the Closing Date, after which there shall be no restrictions on the Disposition by the Shareholders of the Closing Consideration Shares except that the Shareholders (acting collectively) shall not Dispose of more than 1,055,555 Shares in any 90-day period thereafter.

The following table illustrates the foregoing and assumes that the periods correspond to fiscal quarters, but the periods below shall be interpreted as 90-day periods and not fiscal quarters.

	Period in which Disposition of Closing Payment Shares May be Made after the Closing Date and Number of Shares which may be Disposed in such Period
Name of Seller	Q1-Q4	Q5	Q6	Q7	Q8	Q9	Q10	Q11 and thereafter

Wilfred K. Lau	—	181,722	181,722	181,722	181,722	181,722	181,722	363,443
Richard J. Swanson	—	181,722	181,722	181,722	181,722	181,722	181,722	363,443
Kurt Christensen	—	18,243	18,243	18,243	18,243	18,243	18,243	36,488
David Fried	—	7,202	7,202	7,202	7,202	7,202	7,202	14,404

Schedule B

Earnout Payment Shares

The Company will issue to the Shareholders Earnout Payment Shares after the Closing Date to the extent earned by the Shareholders pursuant to the Agreement and at the time set forth in the Agreement.  Notwithstanding that the Shareholders would otherwise be eligible to Dispose of the Earnout Payment Shares under Rule 144, no individual Shareholder shall Dispose of more than one sixth of the Earnout Payment Shares distributed to him in any 90-day period after such shares are earned by and issued to the Shareholders, provided, however, that (a) at any time after the Earnout Payment Shares are earned by and issued to the Shareholders, if the Company’s senior management staff is permitted to register (other than pursuant to a Form S-8 or any successor form for employee benefit plans) shares of the Company’s Common Stock for resale in a public offering filed by the Company, the Shareholders shall be able to include a proportionate number of the Earnout Payment Shares in that offering based on the total number of shares the senior management staff is allowed to register at that time, provided, further that if the Shareholders are unable to or choose not to register all of their Earnout Payment Shares at that time, then the restrictions in this agreement shall continue until they expire or no longer apply on their terms; and (b) these restrictions shall expire 18 months from the date of the issuance of the Earnout Payment Shares to the Shareholders, after which there shall be no restrictions on the Disposition by the Shareholders of the Earnout Payment Shares except that the Shareholders (acting collectively) shall not Dispose of more than 1,055,555 Shares in any 90-day period thereafter.

The following table illustrates the foregoing and assumes that all of the Earnout Payment Shares will be earned pursuant to the Agreement. The following table assumes that the periods correspond to fiscal quarters, but the periods below shall be interpreted as 90-day periods and not fiscal quarters.

	Period in which Disposition of Earnout Payment Shares may be made and percentage of Shares which may be Disposed in such Period
Name of Seller	Q1-Q6	Q7	Q8	Q9	Q10	Q11	Q12	Q13 and thereafter

Wilfred K. Lau	—	7.79%	7.79%	7.79%	7.79%	7.79%	7.79%	15.58%
Richard J. Swanson	—	7.79%	7.79%	7.79%	7.79%	7.79%	7.79%	15.58%
Kurt Christensen	—	0.78%	0.78%	0.78%	0.78%	0.78%	0.78%	1.56%
David Fried	—	0.31%	0.31%	0.31%	0.31%	0.31%	0.31%	0.62%